AllianceBernstein
Incentive Compensation Award Program,
Deferred Cash Compensation Program and
AB 2017 Long Term Incentive Plan
Award Agreement for 2024 Awards
Award Agreement, dated as of December 31, 2024, among AllianceBernstein L.P. (together with its subsidiaries, “AB”), AllianceBernstein Holding L.P. (“AB Holding”) and <PARTC_NAME> (the “Participant”) an employee of AB.
Whereas, the Compensation and Workplace Practices Committee (the “Committee” or “Administrator”) of the Board of Directors (the “Board”) of AllianceBernstein Corporation (the “Corporation”) pursuant to the AB 2024 Incentive Compensation Award Program (the “Incentive Compensation Program”) and the AB 2017 Long Term Incentive Plan (the “2017 Plan” and, together with the Incentive Compensation Program, the “Plans”), copies or summaries of which have been delivered electronically to the Participant, has granted to the Participant an award the “Award”) consisting of units representing assignments of the beneficial ownership of limited partnership interests in AB Holding (“AB Holding Units”) subject to certain restrictions described herein (“Restricted Units”) and authorized the execution and delivery of this Award Agreement; and
Whereas, the Committee has granted to the Participant the right to receive a portion of the Award in cash instead of Restricted Units, as contemplated in the AB 2024 Deferred Cash Compensation Program (the ‘Deferred Cash Program”);
Now, Therefore, in accordance with the grant of the Award, and as a condition thereto, AB, AB Holding and the Participant agree as follows:
1.Grant. Subject to and under the terms and conditions set forth in this Award Agreement and the Plans, the Committee hereby awards to the Participant the amount of deferred cash (“Deferred Cash”) elected by the Participant and as set forth in Section 2 of Schedule A and the number of Restricted Units set forth in Section 3 of Schedule A, together with the right to receive interest on Deferred Cash, if elected, as specified in Section 2 below and regular cash distributions with regard to the underlying AB Holding Units pursuant to Section 2.03(a) of the Incentive Compensation Program. The aggregate dollar amount of the Award (including Deferred Cash and Restricted Units) was determined by the Committee as of December [insert date], 2024, with the number of Restricted Units being based on the closing price of an AB Holding Unit on that data.
2.Earnings on Deferred Cash. Except as otherwise provided in an applicable Award Agreement, interest on Deferred Cash, if elected, will be accrued monthly based on AB’s monthly weighted average cost of funds. The interest earned will be credited to the Participant’s Deferred Cash balance annually.
3.Vesting and Distribution. The Deferred Cash and Restricted Units shall vest in accordance with Section 5 of Schedule A so long as the Participant remains employed by AB on each vesting anniversary, except as specifically set forth in Section 7 of this Award Agreement. Once the Deferred Cash, if elected, has vested, cash shall be distributed to the Participant as specified in Article 4 of the Deferred Cash Program, unless the Participant has made a deferral election pursuant to Article 5 of the Incentive Compensation Program. Once Restricted Units have vested, AB Holding Units shall be distributed to the Participant as specified in Article 4 of the Incentive Compensation Program.
4.Notice of Resignation. As a condition of receiving the Award, the Participant agrees that in the event of the Participant’s resignation, the Participant shall provide AB with prior written notice of the Participant’s intent to resign based on the schedule set forth below. Notwithstanding the terms of any other agreement between the Participant and AB (or its subsidiaries), including, but not limited to, any employment agreement, which agreement shall be deemed amended by this Award Agreement, the Participant will continue to be eligible for base salary or draw, available health and welfare benefits, and quarterly distribution payments on unvested Restricted Units, so long as the Participant’s employment with AB continues during the notice period. Once the Participant has provided AB with prior written notice of the Participant’s intent to resign, AB may, in its sole discretion, either shorten the Participant’s notice period at any time during the notice period in accordance with Section 9 of this Award Agreement or require the Participant to discontinue or limit regular duties, including prohibiting the Participant from further entry to any of AB’s premises. (In either case, the Participant shall be treated as having informed AB of his or her intent to resign and continue to be obligated to satisfy the requirements of Sections 7(c) and 7(d), as applicable, of this Award Agreement.) If AB shortens the Participant’s notice period, the Participant’s resignation shall become effective as of the end of the shortened notice period and, thereafter, the Participant shall not receive salary or draw, bonus or other year-end incentive compensation, health and welfare benefits, quarterly distribution payments on unvested Restricted Units, or any Restricted Units or Deferred Cash that otherwise would have vested in accordance with Section 5 of Schedule A, except for Restricted Units (and quarterly distribution payments on unvested Restricted Units) and Deferred Cash that continue to vest and be distributed as provided in Sections 7(c), 7(d) and 7(e) of this Award Agreement. The notice period shall be as follows:
Senior Vice President or above:    90 days
Vice President:            60 days
Assistant Vice President or below:     30 days
5.Covenants. As an additional condition of receiving the Award, the Participant agrees to the following covenants and remedies for failure to comply:
(a)Competition. At no time while employed by AB (including any applicable notice period) shall the Participant provide any services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director or otherwise, to any Direct Competitor; provided, however, that nothing herein shall prevent the Participant from being a passive owner of not more than 5% of the outstanding equity of any class of securities of an entity that is publicly traded and that owns or may acquire any corporation or business that competes with AB. “Direct Competitor’ means a business that offers or provides any products or services that compete directly with products or services offered or provided by AB or that AB intends to offer or provide as part of a Planned Business, where any of the business activities of the Direct Competitor either constitute or can reasonably be expected to constitute meaningful competition for AB, without consideration given to the products or services supported by the Participant during the course of the Participant’s employment with AB. “Planned Business” means a business: (i) that the Participant is aware that AB plans to enter within six months after the Participant’s last date of employment, (ii) that is material to the AB entity or business unit that plans to enter such business, and (iii) in which such AB entity or business unit has invested material resources (including time of senior management) in preparation for launch.
(b)Solicitation. At no time while employed by AB (including any applicable notice period), and for the longer of one year after the last date of employment or the date when any unvested units have vested and been delivered, shall the Participant (whether directly or indirectly through instruction to any other person or entity):
•Recruit, solicit or hire any employee of AB to work for the Participant or any other person or entity; or
•Solicit any current or prospective clients of AB to reduce or end their relationship or prospective relationship with AB.
(c)Confidentiality. From the date hereof and continuing after the Participant’s last date of employment, and except as otherwise required by law, the Participant shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of AB) any trade secrets, proprietary knowledge or confidential information that the Participant shall have obtained during the Participant’s employment by AB and that shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of the business of AB, including but not limited to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of AB), or any other information acquired because of the Participant’s employment by AB, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant). The Participants’ obligations under this Section 5(c) shall be in addition to any other confidentiality or nondisclosure obligations the Participant has to AB at law or under any other of AB’s policies or agreements. Furthermore, nothing in this Award Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant need not seek prior authorization from AB to make any such report or disclosure, nor is the Participant required to notify AB that such report or disclosure has been made.
(d)Non-disparagement. The Participant shall not make intentionally disparaging remarks about AB, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AB, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request or other legal process, or as may be otherwise required by law.
(e)Remedies. If the Participant fails to comply with the agreements and covenants set forth in Section 4 or this Section 5, AB shall have the following remedies:
(i)The Participant agrees that in the event of a breach of any of the agreements or covenants contained in Section 4 or this Section 5, any Deferred Cash or Restricted Units that have not vested or have vested but have not been delivered (other than as a result of a voluntary long-term deferral election) shall be forfeited.
(ii)Without intending to limit the remedies available to AB, the Participant acknowledges that a breach of any of the agreements or covenants contained in

Section 4 or this Section 5 shall result in material irreparable injury to AB for which the forfeiture remedy described in Section (i) above may not be adequate and that, in the event of such a breach or threat thereof, AB shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the -Participant from engaging in activities prohibited by this Award Agreement or such other relief as may be required to specifically enforce any of the agreements or covenants in Section 4 or this Section 5. The Participant acknowledges that the above restrictions are part of a program of AB covering employees in many jurisdictions and that it is necessary to maintain consistency of administration and interpretation with respect to such program, and accordingly, the Participant consents to the applicability of New York law and jurisdiction in accordance with Section 15 hereof. In the event that any court or tribunal of competent jurisdiction shall determine this Section 5 or Section 7 to be unenforceable or invalid for any reason, the Participant agrees that this Section 5 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which this Section 5 or Section 7 may be enforceable, all as determined by such court or tribunal.
(iii)In addition to the remedies set forth in clauses (i) and (ii) above, AB retains the right to seek damages and other relief for any breach by the Participant of any agreement or covenant contained in this Award Agreement.
6.Forfeiture for Failure to Consider Certain Risks. If the Committee determines that, during the calendar year in which the Award was granted, (a) the Participant participated in the structuring or marketing of any investment management or research product or service, or participated on behalf of AB or any of its clients in the purchase or sale of any security or other property as part of providing investment management services or otherwise, and (b) (i) the Participant failed to follow or violated any written AB policy guideline or process designed in whole or in part to manage or mitigate risk; (ii) as a result, appropriate consideration was not given to the risk to AB or the Participants business unit (for example, where the Participant has improperly analyzed such risk or where the Participant failed sufficiently to raise concerns about such risk); and (iii) there has been, or reasonably could be expected to be, a material adverse impact on AB or the Participant’s business unit, the Participant shall forfeit all unvested Deferred Cash, if elected, and all unvested Restricted Units granted pursuant to such Award.
7.Termination of Employment. The Deferred Cash and Restricted Units shall vest in accordance with Section 5 of Schedule A only while the Participant is employed by AB, except as follows;
(a)Disability. Any unvested Deferred Cash and Restricted Units shall fully vest immediately upon a Participant’s Disability and shall be distributed to the Participant as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program. The Participant shall be deemed to have incurred a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AB or its affiliate that covers the Participant, or such other person or entity designated by the Administrator in its sole discretion. In order to assist in the process described in this Section 7(a), the Participant shall, as reasonably requested by the Administrator, (i) be available for medical examinations by one or more physicians chosen by the long-term disability insurance provider or the Administrator and approved by the Participant, whose approval shall not be unreasonably withheld, and (ii) grant the long-term disability insurance provider, the Administrator and any such physicians access to all relevant medical information concerning the Participant, arrange to furnish copies of medical records to them, and use best efforts to cause the Participant’s own physicians to be available to discuss the Participant’s health with them.

(b)Death. If the Participant dies (i) while in the employ of AB, or (ii) while the Participant otherwise holds outstanding unvested Deferred Cash or Restricted Units, any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) shall vest immediately and be distributed in accordance with Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program.
(c)Resignation. If the Participant resigns or otherwise voluntarily terminates employment with AB (other than due to the Participant’s Retirement, as defined below, or Disability), any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on the date of resignation shall continue to vest as specified in Section 5 of Schedule A and be distributed as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program. The provisions in this Section 7(c) are conditioned upon the Participant’s continued compliance with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement from the later of the date of resignation until the Deferred Cash and Restricted Units have fully vested and been delivered (or would have been delivered but for a voluntary long-term deferral election) or one year after the last date of employment, the Participant providing to AB in writing (in a form to be provided by AB, a “Resignation Questionnaire”) within 10 calendar days from the first date the Participant informs AB about such resignation, information relating to the Participant’s new employment opportunity, if any, and when there is continued vesting post-employment the Participant confirming in writing continued compliance with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement (in a form to be provided by AB, a “Confirmation Certificate”) in connection with each vesting date, and the Participant executing and complying with a standard release in favor of AB (in a form to be provided by AB, a Release”). In addition, the terms of this Section 7(c) are also conditioned on the Participant not receiving replacement equity from a new employer for the unvested Deferred Cash and Restricted Units as to which continued vesting is to apply and the Participant confirming such fact in the Resignation Questionnaire and each Confirmation Certificate.
(d)Retirement. If the Participant’s employment with AB terminates because of the Participant’s Retirement (as defined below), any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on the date of Retirement shall continue to vest as specified in Section 5 of Schedule A and be distributed as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program. The provisions in this Section 7(d) are conditioned upon the Participant’s continued compliance with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement (except that the Participant shall comply with the non-competition covenant attached hereto as Schedule B (the “Retirement Non-Competition Covenant”) rather than the covenant contained in Section 5(a)) from the date of Retirement until the Deferred Cash and Restricted Units have fully vested and been delivered (or would have been delivered but for a voluntary long-term deferral election), the Participant confirming in writing continued compliance with the agreements and covenants set forth in the Retirement Non-Competition Covenant and Sections 4 and 5(b), (c) and (d) of this Award Agreement (in a form to be provided by AB, a “Retirement Confirmation Certificate”) in connection with each vesting date, and the Participant executing and complying with a standard release in favor of AB (in a form to be provided by AB, a “Retirement Release”)• provided, however, that the only remedy available to AB for any breach by the Participant of the agreements and covenants set forth in the Retirement Non-Competition Covenant and Sections 4 and 5(b) of this Award Agreement that occurs after the Participants last date of employment, or for the Participant failing to provide to AB the Retirement Release or each annual Retirement Confirmation Certificate, shall be the forfeiture remedy described in Section 5(e)(i) of this Award Agreement. In addition, the terms of this Section 7(d) am also conditioned on the Participant not receiving replacement equity from a new employer for the unvested Deferred Cash and Restricted Units as to which continued vesting is to apply and the Participant confirming such fact in each Retirement Confirmation Certificate.

“Retirement” with respect to a Participant means that the employment of the Participant with AB has terminated on or after the time when the sum of the Participants age and full years of service with AB equals or exceeds 70 under circumstances where the Participant has provided to AB written notice of retirement at least nine months prior to the retirement date (the “Retirement Date”) and where the Participant has entered into, at least six months prior to the Retirement Date, a retirement transition agreement (in a form to be provided by AB, the “Retirement Agreement” and has complied with the terms thereof through the Retirement Date.
(e)Termination Without Cause. If AB terminates the Participants employment without Cause (other than due to the Participants Disability or death), any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on the date of such termination shall continue to vest as specified in Section 5 of Schedule A and be distributed as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program. The provisions in this Section 7(e) are conditioned upon the Participant’s continued compliance with the covenants set forth in Section 5 of this Award Agreement (except Section 5(a), with respect to which the Participant need not comply after the Participants termination date) until the Deferred Cash and Restricted Units have fully vested and been delivered (or would have been delivered but for a voluntary long-term deferral election), signing and returning a Confirmation Certificate to AB in connection with each vesting date, and executing and complying with a standard release in favor of AB (in a form to be provided by AB); provided, however, that the only remedy available to AB for any breach by the Participant of the covenants set forth in Section 5(b) of this Award Agreement that occurs after the Participants last date of employment (including any applicable notice period) shall be the forfeiture remedy described in Section 5(e)(i).
(f)Termination for Cause. If AB terminates the Participant’s employment for Cause (or, if after termination of the Participants employment other than for “Cause,” as that term is defined in the 2017 Plan, AB determines than an event occurred during the Participant’s employment that would have entitled AB to terminate the Participants employment for Cause), the Participant shall forfeit all unvested Deferred Cash and Restricted Units.
8.Material Risk Taker. Any employee who is designated as a Material Risk Taker under any relevant regulatory regime understands and accepts that any deferred compensation provided pursuant to this Agreement or other deferred compensation plan may be subject to the applicable malus and clawback provisions under the applicable regulatory regime. In line with the regulatory requirements, AB may delay any element of variable compensation pending the completion of any conduct or regulatory review. Elements of variable compensation include without limitation: 1) the determination or calculation of any variable compensation; 2) the grant and/or payment of any variable compensation; and/or 3) the vesting of any deferred element of variable compensation. The terms governing the firm’s ability to apply “freezing” are set out in the Malus and Clawback Policy.
9.No Right to Continued Employment. Neither the Award nor any term of this Award Agreement is intended to create a contract of employment or alter the at-will status of the Participant, who is employed on an at-will basis, nor shall they confer upon the Participant any right to continue in the employ of AB before, during or after any applicable notice period. In addition, neither the Award nor any term of this Award Agreement shall interfere in any way with the right of AB to terminate the service of the Participant at any time for any reason, or shorten any notice period at any time as prescribed by Section 4 of this Award Agreement.
10.Non-Transferability. The Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Deferred Cash or Restricted Units, or any interest therein, until the Participants rights in such Deferred Cash or Restricted Units vest in accordance with this Award Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Award Agreement will be void and of no effect.
11.Payment of Withholding Tax. The provisions set forth in Section 5.03(k) of the Deferred Cash Program and Section 6.04(k) of the Incentive Compensation Program shall apply in the event that AB determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to a vesting or distribution of Deferred Cash or Restricted Units.
12.Dilution and Other Adjustments. The existence of the Award shall not impair the right of AB, AB Holding or their respective partners to, among other things, conduct, make or effect any change in AB’s or AB Holding’s business, any distribution (whether in the form of cash, limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase or exchange of limited partnership interests or other securities of AB or AB Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of AB or AB Holding, or any incorporation (or other change in form) of AB or AB Holding. AB Holding Units shall be subject to adjustment in accordance with Section 4(c) of the 2017 Plan (or such applicable successor provision).
13.Electronic Delivery. The Plans contemplate that each award shall be evidenced by an Award Agreement which shall be delivered to the Participant. It is hereby understood that electronic delivery of this Award Agreement constitutes delivery under the Plans.
14.Administrator. If at any time there shall be no Committee, the Board shall be the Administrator.
15.Governing Law. This Award Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The Participant hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New York, County of New York, with respect to any legal action, dispute or otherwise, arising out of, related to, or in connection with this Award Agreement. The Participant hereby waives any objection in any such action or proceeding based on forum non-conveniens, and any objection to venue with respect to any such legal action, which may be instituted in any of the aforementioned courts. Furthermore, the terms and conditions of this Award Agreement shall not apply to the extent that any such term and/or condition is unenforceable under or otherwise inconsistent with applicable state law.
16.Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.
17.Interpretation. The Participant accepts the Award subject to all the terms and provisions of the Plans and this Award Agreement. In the event of any conflict between any clause of the Plans and this Award Agreement, this Award Agreement shall control. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Administrator or the Board upon any questions arising under the Plans and/or this Award Agreement. The Participant acknowledges and accepts that (i) the purpose of the AB Incentive Plan (as defined in the Incentive Compensation Program document) is to enhance the ability of AB and AB Holding to attract, motivate and retain certain key employees and to strengthen their commitment to AB and AB Holding by providing additional incentive compensation awards payable under, and subject to the terms and conditions of, the Incentive Compensation Program, and (ii) the AB Incentive Plan is a “bonus program” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the regulations issued thereunder, and is therefore not covered by ERISA.
18.Notices. Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (whether by hand or by facsimile) or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of AB and AB Holding, to the Corporate Secretary at 1345 Avenue of the Americas, New York, New York 10105, or if AB should move its principal office, to such principal office, and, in the case of the Participant, to his or her last permanent address as shown on AB’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 18.
19.Entire Agreement; Amendment. This Award Agreement supersedes any and all existing agreements between the Participant, AB and AB Holding relating to the Award. It may not be amended except by a written agreement signed by all parties.
AllianceBernstein L.P.
AllianceBernstein Holding L.P.
By: ms/ Karl Sorules
Karl Sprules
Chief Operating Officer
The Participant hereby acknowledges and accepts the terms and conditions set forth in this Award Agreement, including AB’s remedies if the Participant fails to comply with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement, and the forfeiture of unvested Deferred Cash and Restricted Units for failure to consider certain risks as described in Section 6 of this Award Agreement. To accept the terms of this Award Agreement, please click the “Accept” button below:
ACCEPT
DECLINE

Schedule A
to
Award Agreement
1.    $              2024 Award
2.    $              2024 Deferred Cash Award (may not exceed the lesser of $250,000 and 50% of the Award; provided, however, if the Participant is based outside of the United States, is treated as a local hire rather than as an expatriate and received an Award of $100,000 or less, the Deferred Cash Award may be 100% of the Award)
3.                 Restricted Units have been awarded pursuant to this Award Agreement.
4.    The per AB Holding Unit price used to determine the number of Restricted Units awarded hereunder is $        per AB Holding Unit, which is the dosing price of an AB Holding Unit as published for composite transactions on the New York Stock Exchange on December [insert date], 2024.
5.    Restrictions lapse with respect to the Deferred Cash and AB Holding Units in accordance with the following schedule;
Percentage of Awarded Deferred
Cash and AB Holding Units
Vested and Delivered1 on the
Date            Date Indicated.
December 1, 2025    33.3%
December 1, 2026    66.6%December 1, 2027    100.0%

1 Assuming the Participant has not elected to voluntarily defer receipt of Deferred Cash and AB Holding Units.

Schedule A
to
Award Agreement
for AB Sales Professionals
1.    $        2024 Award
2.    $        2024 Deferred Cash Award (may not exceed the lesser of $250,000 and 50% of the Award; provided, however, if the Participant is based outside of the United States, is treated as a local hire rather than as an expatriate and received an Award of $100,000 or less, the Deferred Cash Award may be 100% of the Award).*
3.            Restricted Units have been awarded pursuant to this Award Agreement.
4.    The per AB Holding Unit price used to determine the number of Restricted Units awarded hereunder is $        per AB Holding Unit, which is the closing price of an AB Holding Unit as published for composite transactions on the New York Stock Exchange on December [insert date], 2024.
5.    Restrictions lapse with respect to the Deferred Cash and AB Holding Units in accordance with the following schedule;
Percentage of Awarded Deferred
Cash and AB Holding Units
Vested and Delivered2 on the
Date     Date Indicated.
December 1, 2025    33.3%
December 1, 2026    66.6%
December 1, 2027    100.0%
The amount of the 2023 Award, 2023 Deferred Cash Award and the number of Restricted Units awarded pursuant to this Award Agreement are based on an estimate of Total Variable Compensation MCI The final amounts will be calculated once TVC is finalized in early 2024 and, if the final amounts differ from the estimates stated above, the 2023 Award amount, the amount of the Deferred Cash Award and the number of Restricted Units awarded pursuant to this Agreement will be adjusted accordingly.

2 Assuming the Participant has not elected to voluntarily defer receipt of Deferred Cash and AB Holding Units.

Schedule A
to
Award Agreement
For Participants in the
Pilot Investment Manager Deferred Compensation Component Plan3

1.    $              2024 Award
2.    $              2024 Deferred Cash Award (may not exceed 50% of the Award)
3.                 Restricted Units have been awarded pursuant to this Award Agreement.
4.    The per AB Holding Unit price used to determine the number of Restricted Units awarded hereunder is $        per AB Holding Unit, which is the dosing price of an AB Holding Unit as published for composite transactions on the New York Stock Exchange on December [insert date], 2024.
5.    Restrictions lapse with respect to the Deferred Cash and AB Holding Units in accordance with the following schedule;
Percentage of Awarded Deferred
Cash and AB Holding Units
Vested and Delivered4 on the
Date Indicated
Date.
December 1, 2025    33.3%
December 1, 2026    66.6%
December 1, 2027    100.0%
6. Notwithstanding Section 2 of the Award Agreement, earnings on any Deferred Cash will be calculated using the returns of the following fund:
-[Sustainable US Thematic, Advisor Share Class, FFTYX, CUSIP 01878H778
-US Large Cap Growth, Advisor Share Class, APGYX, CUSIP 01877C408
-US Small Cap Growth, Advisor Share Class, QUAYX, CUSIP 01877E503
-US Select Equity, Advisor Share Class, AUUYX, CUSIP 01877E297]
Earnings will be accrued quarterly based on the earnings of the fund specified in this Section 6. Any notional dividends that would be paid out from the fund will be treated as reinvested for the purposes of determining quarterly accruals. No changes will be allowed from this fund. The
3 The Pilot Investment Manager Deferred Compensation Component Plan (the “Pilot IM Plan”) is a component plan under the Incentive Compensation Program (i.e., ICAP) and the Deferred Cash Program.
4 Delivery date assumes the Participant has not elected to voluntarily defer receipt of Deferred Cash and AB Holding Units.

gains and losses will be credited to the Participant’s Deferred Cash balance annually. If a Participant does not elect to participate in the Pilot IM Plan, then interest on any Deferred Cash will be determined based on Section 2 of the Award Agreement.

Schedule B
to
Award Agreement
Retirement Non-Competition Covenant
Competition. The Participant shall not provide any services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director or otherwise, to any Direct Competitor. “Direct Competitor” means a business that offers or provides products or services that compete directly with any investment management or research products or services which compete directly with a significant investment management or research product or service then offered by AB (a “Competing AB Product or Service”) where the business activities of the Direct Competitor either constitute or can reasonably be expected to constitute meaningful competition for AB; provided that a Direct Competitor shall not include (i) any business focused primarily on the formation and management of private equity or hedge funds that have a substantially different investment focus than any private equity or hedge fund then offered by AB; or (ii) any family office that does not as its principal activity offer to unrelated third parties investment products or services that compete directly with any Competing AB Product or Service (any such business or family office being referred to as a “Permitted Competitor”); and provided further that this exclusion of a Permitted Competitor from the definition of Direct Competitor shall not apply to the extent that the Participant engages in, directs or facilitates the direct or indirect personal solicitation of actual clients of AB (who, to the knowledge of the Participant, also were clients of AB while the Participant was employed by AB) or prospective clients of AB (who, to the knowledge of the Participant, also were prospective clients of AB within the twelve-month period prior to Participant’s’ departure from AB) on behalf of any Permitted Competitor with respect to any Competing AB Product or Service.
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